UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  09/07/2005

Rivoli Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-49691

Georgia	58-2631780
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

515 Mulberry Street
Macon, Georgia 31201
(Address of Principal Executive Offices, Including Zip Code)

478-742-5040
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On September 7, 2005, Rivoli BanCorp, Inc. (the "Company") entered into a Change of Control Agreement with Melville A. Jamison, II, an Executive Vice President of the Company. The Change of Control Agreement remains in effect until the earlier of the date Mr. Jamison's employment with the Company is terminated (other than in connection with a "Change of Control," as such term is defined in the Change of Control Agreement) or two years after the date the Company gives written notice to Mr. Jamison of the Company's decision to terminate the Change of Control Agreement.

Under the terms of the Change of Control Agreement, upon the occurrence of a Change of Control, Mr. Jamison shall be entitled to payment from the Company of a lump sum amount of cash equal to $150,000. In addition, if Mr. Jamison's employment with the Company is terminated, other than for cause, in connection with a Change of Control or within twelve months of a Change of Control, Mr. Jamison shall be entitled to receive an additional lump sum amount of cash equal to $150,000. Prior to receiving any payments under the Change of Control Agreement, Mr. Jamison may be required to execute a release in the form attached to the Change of Control Agreement. The Change of Control Agreement includes an arbitration provision which provides that any controversy, dispute or claim arising out of the Change of Control Agreement shall be settled by arbitration in accordance with the procedures set forth in such provision. The above summary of the terms of the Change of Control Agreement should be read in conjunction with the entire Change of Control Agreement, which is attached as an exhibit to this current report.

In addition to the above agreement, on September 12, 2005, the Company and its subsidiary, Rivoli Bank & Trust (the "Bank"), entered into a Comprehensive Release and Severance Agreement (the "Severance Agreement") with J. Patrick McGoldrick, the former president and chief executive officer of both the Company and the Bank and a former director of the Bank. Mr. McGoldrick continues to serve as a director of the Company. Under the terms of the Severance Agreement, Mr. McGoldrick releases the Company, the Bank, their affiliates and their respective officers, directors, employees, agents, attorneys, successors and assigns from any and all claims, demands and causes of action that Mr. McGoldrick may have against any of them arising on or before September 15, 2005 (the "Effective Date"). The Severance Agreement also includes a covenant that Mr. McGoldrick will not sue the Company in connection with any claims covered by the Severance Agreement and will not accept or receive any direct or indirect benefit for filing, commencing, or initiating any claims before any federal agency. Mr. McGoldrick also agrees to resign from the board of directors of the Company not later than nine months after the Effective Date, unless a change of control of the Company takes place prior to that time. The Severance Agreement contains standard representations and warranties of Mr. McGoldrick.

In consideration of his entering the Severance Agreement, for a period of nine months from the Effective Date the Company will provide the following compensation to Mr. McGoldrick:

$15,416.67 per month, less applicable state and federal withholdings and deductions;

Mr. McGoldrick will be maintained on the Company's health insurance plan and accidental death insurance;

$400.00 per month in lieu of Mr. McGoldrick's monthly dues and charges to his account at Idle Hour Gold and Country Club; and

$1000.00 per month car allowance.

At the end of the nine-month period, the Company will offer Mr. McGoldrick will be offered continuation of health benefits coverage as required by federal law.

If, during this nine month period, a change of control occurs between the Company and Security Bank Corporation (including its subsidiaries and affiliates), the monetary consideration described above will be increased in each instance by an amount equal to an additional three months' payments and such payments will be paid to Mr. McGoldrick in a lump sum at the closing of such change of control. The above summary of the terms of the Severance Agreement should be read in conjunction with the entire Severance Agreement, which is attached as an exhibit to this current report.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits.

Exhibit 10.1        Change of Control Agreement, dated September 7, 2005, by and between Rivoli Bancorp, Inc. and Melville A Jamison, II.

Exhibit 10.2        Comprehensive Release and Severance Agreement, dated September 12, 2005, by and among Rivoli Bancorp, Inc., Rivoli Bank & Trust and J. Patrick McGoldrick.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Rivoli Bancorp, Inc.

Date: September 12, 2005.	By:	/s/ Chad Hargrove
Chad Hargrove
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Change of Control Agreement, dated September 7, 2005, by and between Rivoli Bancorp, Inc. and Melville A Jamison, II.